Exhibit 99.1
For Release: 8:00 a.m. (EST), November 5, 2012

GM Announces New $11 Billion Revolving Credit Facility

DETROIT - General Motors Co. today announced a new $11 billion revolving credit facility consisting of a $5.5 billion 3-year facility and a $5.5 billion 5-year facility. The new facility replaces GM's existing $5.0 billion credit facility maturing in 2015.

“The new revolver provides a significant source of backup liquidity and financial flexibility, further bolstering our fortress balance sheet,” said Dan Ammann, GM senior vice president and CFO. “This level of commitment from the global banking community represents a strong vote of confidence in the financial strength of our company.”

The facility offers improved pricing and terms, and the ability to borrow in currencies other than U.S. dollars. GM Financial, GM's captive finance company, will also be able to borrow under the facility.

A total of 35 financial institutions from 14 countries participated in the broadly syndicated transaction, underscoring the global scope of GM's operations.

The new facility is expected to be rated investment grade by each of the major credit rating agencies.
General Motors Co. (NYSE:GM, TSX: GMM) and its partners produce vehicles in 30 countries, and the company has leadership positions in the world's largest and fastest-growing automotive markets.  GM's brands include Chevrolet and Cadillac, as well as Baojun, Buick, GMC, Holden, Jiefang, Opel, Vauxhall and Wuling. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety, security and information services, can be found at http://www.gm.com.
Forward-Looking Statements
In this press release and in related comments by our management, our use of the words “expect,” “anticipate,” “possible,” “potential,” “target,” “believe,” “commit,” “intend,” “continue,” “may,” “would,” “could,” “should,” “project,” “projected,” “positioned” or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Among other items, such factors might include: our ability to realize production efficiencies and to achieve reductions in costs as a result of our restructuring initiatives and labor modifications; our ability to maintain quality control over our vehicles and avoid material vehicle recalls; our ability to maintain adequate liquidity and financing sources and an appropriate level of debt, including as required to fund our planned significant investment in new technology; the ability of our suppliers to timely deliver parts, components and systems; our ability to realize successful vehicle applications of new technology; and our ability to continue to attract new customers, particularly for our new products. GM's most recent annual report on Form 10-K and quarterly reports on Form 10-Q provides information about these and other factors, which we may revise or supplement in future reports to the SEC.

Contact:

Dave Roman
GM Financial Communications
Phone: 313-665-5316
Cell: 313-498-1735
dave.roman@gm.com